Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 1 to this Registration Statement (No.333-172882) on Form S-1 of ChromaDex Corporation of our report dated March 15, 2012, relating to our audit of the consolidated financial statements and internal control over financial reporting, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the captions “Experts” in such Prospectus.

Our report dated March 15, 2012, on the effectiveness of internal control over financial reporting as of December 31, 2011, expressed an opinion that ChromaDex Corporation had not maintained effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also consent to the incorporation by reference in this Post-Effective Amendment No. 1 to this Registration Statement on Form S-1 of ChromaDex Corporation of our report dated March 16, 2011, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of ChromaDex Corporation for the year ended January 1, 2011.

/s/ McGladrey & Pullen, LLP

Schaumburg, Illinois
April 30, 2012